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Exhibit 21.1

Subsidiaries of CardioNet, Inc.:

NAME:	JURISDICTION OF FORMATION:
PDSHeart, Inc.	Delaware
Physician Diagnostic Services, LLC	Delaware

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  Exhibit 21.1